Exhibit 99.1

For Release

May 5, 2005

Contacts:
Mike Holtzman	Deirdre Skolfield, CFA
SVP, Finance and Chief Financial Officer	Director, Investor Relations
(818) 878-7900	dskolfield@onassignment.com

On Assignment, Inc. Reports 2005 First Quarter Results

Revenues of $49.8 million were up 7% year over year

Net loss per share of $0.11 beat the mid-point of guidance by $0.06

Calabasas, CA, May 5, 2005 — On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare, and Medical Financial and Health Information Services, reported revenues for the quarter ended March 31, 2005 of $49,796,000 and a net loss for the first quarter of $2,871,000, or $0.11 per share, which includes only a nominal income tax provision due to the Company’s decision in 2004 to fully reserve against its deferred income tax assets.

FIRST QUARTER HIGHLIGHTS

•

Consolidated revenues of $49,796,000 were up 7.3% year over year and down only 2.9% sequentially in a seasonally lower first quarter and were at the high end of guidance. Lab Support segment revenues were up 11.3%, Medical Financial & Allied (MF&A) revenues were up 36.7% and Nurse Travel revenues were down 5.2% versus the first quarter of 2004.

•	Consolidated gross margin for the quarter was 26.0%, an improvement of 60 basis points (bps) year over year. Gross margin improved 100 bps sequentially from the fourth quarter of 2004.
•	Selling, General & Administrative expenses (SG&A) were reduced to $16.0 million, a $0.6 million decrease from the previous quarter.
•	The operating loss for the quarter was $3.0 million, an improvement of $0.8 million from the previous quarter.
•	Cash, cash equivalents and marketable securities totaled $22.8 million at March 31, 2005, essentially unchanged from year end.

For the quarter ended March 31, 2005, revenues were $49,796,000 compared with $46,426,000 in the same period of 2004.  Lab Support segment revenues were $21,833,000 compared to $19,610,000 in the same period of 2004.  Healthcare Staffing segment revenues, which include our Nurse Travel and MF&A lines of business, were $27,963,000 compared to $26,816,000 in the same period of 2004.  Nurse Travel revenues were $19,650,000 compared to $20,737,000 in the same period of 2004.  MF&A revenues were $8,313,000 compared to $6,079,000 in the same period of 2004.  The operating loss for the quarter ended March 31, 2005 was $3,005,000 compared with an operating loss of $2,536,000 in the first quarter of 2004.  The net loss for the quarter ended March 31, 2005 was $2,871,000, or $0.11 per share, compared with a net loss of $1,503,000, or $0.06 per share, in the first quarter of 2004.  The $0.11 loss per share includes approximately $0.01 per share related to the completion of our 2004 Sarbanes-Oxley 404 compliance. The current net loss reflects a nominal tax provision of 2.9%, due to the valuation allowance noted above, while the first quarter 2004 net loss included a 38.5% tax benefit.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased to once again report revenues at the high end of the range of previously issued guidance. We are also pleased with how we are progressing towards our stated goal of EBITDA breakeven in the second half of 2005.  Our first quarter 2005 results reflect year-over-year revenue growth, strong gross margins and success in cutting our operating costs.  The 32.1% gross margin achieved by the Lab Support segment this quarter is within 90 basis points of that segment’s all time high.  Exiting the quarter, our pipeline of business remained robust.  Our weekly assignment revenues for the first four weeks of the second quarter averaged approximately $4.2 million per week, excluding conversion and direct placement fees.”

Dameris continued, “Due to our improved operational execution, our efforts to expand direct placements and our newer service lines of Health Information Management, Local Nursing and Clinical Research, we expect higher average consolidated bill rates and further growth in 2005. During the last several months, we have seen a clear improvement in demand in our healthcare end markets.  Our average bill rates and bill/pay spreads in all lines of business were up versus the same quarter last year. Our continuing focus in 2005 is to optimize our income generating capabilities.  We continue to work to increase productivity, reduce our indirect expenses and rationalize and leverage our operating expenses in order to achieve appropriate levels of operating income and positive cash flow.”

Mike Holtzman, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “As a result of our decision to fully reserve against the Company’s income tax assets in Q1 2005 and Q4 2004, we believe it is more meaningful to look at our operating loss and EBITDA when comparing the current quarter’s results to prior quarters.  The operating loss for the first quarter of 2005 was $3.0 million compared with a loss of $2.5 million in Q1 2004 and a loss of $3.8 million in Q4 2004.  EBITDA for the first quarter of 2005 was negative $1.5 million, or $0.06 per share, compared with negative $872,000, or $0.03 per share, in Q1 2004 and negative $2.2 million, or $0.09 per share, in Q4 2004.  The operating loss and EBITDA for Q1 2004 did not include costs associated with our revitalization plan.  The plan was launched in Q2 2004, and our SG&A levels increased by the hiring of additional staffing consultants.  As the current trends demonstrate, we are making good progress to meet our goal to be EBITDA breakeven in the second half of this year.”

Holtzman continued, “Our first quarter gross margins in the Lab Support, Nurse Travel and MF&A lines of business were 32.1%, 19.1% and 26.4%, respectively, and consolidated gross margin improved 60 bps year over year to 26.0%.  We started and ended the quarter with $22.8 million in cash, cash equivalents and marketable securities.  Our working capital was $39.1 million, down from $41.0 million in the preceding quarter.  Cash provided by operations was $1.1 million while capital expenditures decreased to $1.0 million from $1.7 million in the preceding quarter.”

Holtzman said, “Based on the strength of demand for our staffing services experienced quarter to date and progress in our efforts to rationalize and leverage our operating expenses, we currently expect revenues of $53 to $54 million and a loss per share of $0.08 to $0.10 for the quarter ending June 30, 2005.  We will continue to provide a nominal tax provision until a valuation allowance against our deferred tax asset is no longer considered necessary.  We expect operating expenses of approximately $16.0 to $16.5 million (including depreciation and amortization of approximately $1.4 million per quarter) for the remaining quarters of 2005.”

Holtzman concluded, “For the year, assuming fairly stable labor markets and no loss of major clients at Nurse Travel, we reiterate previous guidance of revenues of $211 to $215 million, which represents growth of 9% to 11% over 2004.  We project average gross margin for the year of approximately 26%, and we continue to target EBITDA breakeven in the second half of the year.”

On Assignment will hold its quarterly conference call to discuss its 2005 first quarter financial results today, Thursday, May 5, 2005, at 2:00 p.m. PDT.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call will be available from approximately 5:00 p.m. PDT on May 5, 2005 and will run through Friday, May 13, 2005 by dialing (800) 642-1687 or (706) 645-9291 with the access code 5012223.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial & Health Information Services.  The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, The Netherlands, and Belgium.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, and amortization), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward looking statements include statements regarding the Company’s anticipated financial and operating performance in 2005.  All statements in this release, other than those setting forth strictly historical information, are forward looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 16, 2005.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004

Revenues	$49,796	$51,283	$46,426
Cost of Services	36,827	38,471	34,613
Gross Profit	12,969	12,812	11,813
Selling, General and Administrative Expenses	15,974	16,608	14,349
Operating Loss	3,005	3,796	2,536
Interest Income	214	108	92
Pre-tax Loss	2,791	3,688	2,444
Income Tax (Expense) Benefit	(80)	(1,967)	941
Net Loss	$2,871	$5,655	$1,503

Diluted Loss Per Share	$0.11	$0.22	$0.06
Weighted Average Common and Common Equivalent Shares Outstanding	25,297	25,276	25,208

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Revenues:
Lab Support Segment	$21,833	$22,013	$19,610

Nurse Travel	19,650	21,156	20,737
Medical Financial and Allied	8,313	8,114	6,079
Healthcare Segment	27,963	29,270	26,816
Total	$49,796	$51,283	$46,426

Gross Profit:
Lab Support Segment	$7,019	$6,572	$5,843

Nurse Travel	3,756	3,982	4,326
Medical Financial and Allied	2,194	2,258	1,644
Healthcare Segment	5,950	6,240	5,970
Total	$12,969	$12,812	$11,813

Selected Cash Flow Information:
Cash provided by (used for) Operations	$1,105	$(2,301)	$853
Capital Expenditures	1,032	1,652	1,409

(Unaudited)

(In thousands of dollars)

RECONCILIATION OF GAAP NET LOSS AND LOSS PER SHARE TO

NON-GAAP EBITDA AND EBITDA PER SHARE

	Quarter Ended
	March 31, 2005		December 31, 2004		March 31, 2004
Net Loss	$(2,871)	$(0.11)	$(5,655)	$(0.22)	$(1,503)	$(0.06)
Interest Income	(214)	(0.01)	(108)	(0.01)	(92)	(0.00)
Income Tax Expense (Benefit)	80	0.00	1,967	0.08	(941)	(0.03)
Depreciation	1,242	0.05	1,161	0.04	845	0.03
Amortization of Intangibles	281	0.01	455	0.02	819	0.03
EBITDA	$(1,482)	$(0.06)	$(2,180)	$(0.09)	$(872)	$(0.03)

Weighted Average Common and Common Equivalent Shares Outstanding	25,297		25,276		25,208

(Unaudited)

(In thousands of dollars)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	March 31, 2005	December 31, 2004	March 31, 2004
Cash, Cash Equivalents and Marketable Securities	$22,811	$22,787	$34,608
Accounts Receivable, net	25,495	27,051	24,391
Working Capital	39,093	40,957	52,351
Total Assets	90,366	92,382	131,187
Current Liabilities	18,590	17,689	15,105
Long-term Liabilities	216	222	1,561
Stockholders Equity	71,560	74,471	114,521